Exhibit 10.32

[Salon logo]


June 5, 2006


Christopher Neimeth
30 West 74th Street, Apt. 4D
New York, New York 10023

Re:  Employment Agreement

Dear Christopher:

     On behalf of Salon Media Group, Inc. (the "Company"), I am pleased to confirm our verbal offer of employment to you for the position of Senior Vice President - Publisher, reporting to Elizabeth Hambrecht. This letter agreement (this "Agreement") sets out the terms of your employment with the Company, which will start on June 6, 2006 (the "Start Date").

     You will be paid a starting base salary of $8,333.33 semi-monthly ($200,000 on an annualized basis), less applicable tax and other withholdings in accordance with the Company's normal payroll procedure. You will also be eligible to participate in various Company fringe benefit plans, including group health insurance, 401(k), and vacation programs.

     Upon your acceptance of this agreement and the commencement of your employment on the Start Date, the Company will promptly reimburse you for up to $5,000 for legal costs you have incurred in connection with negotiating the terms of this Agreement. You acknowledge and agree that such costs will be treated as additional compensation and be subject to applicable withholding.

     You will be entitled to a bonus plan for Fiscal Year 2007 (April 1, 2006 through March 31, 2007) to be mutually agreed upon within thirty days of the Start Date.

     Subject to the approval of the Company's Board of Directors, you will be granted an option to purchase 4,000,000 shares of Company common stock under the Company's 2004 Stock Plan at an exercise price equal to the fair market value of that stock on your option grant date. Your option will vest over a period of four years from the date of grant (25% one year after the date of grant and 1/48 per month thereafter), and will be subject to the terms and conditions of the Company's 2004 Stock Plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

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     Subject to the approval of the Company's Board of Directors, you will be granted an option to purchase 1,000,000 shares of Company common stock at an exercise price equal to the fair market value of that stock on your option grant date, pursuant to an agreement to be approved by the Company's Board of Directors. This option will vest over a period of four years from the date of grant (25% one year after the date of grant and 1/48 per month thereafter), and will be subject to the terms and conditions per the form of the Non Plan Agreement attached herewith.

     If the goals to be mutually agreed upon within forty-five days of the Start Date are attained, you will be eligible to receive 5,000,000 shares of restricted stock during your employment with the Company. The shares of restricted stock will vest over a period of four years from the date of grant (one fourth for each year after the date of grant). As the Company does not now have an equity compensation plan that allows for the granting of shares of restricted stock, the Company will solicit approval of such a plan by the Company's Board of Directors and stockholders no later than December 31, 2007.

     The vesting of all shares subject to options and shares of restricted stock described above will be subject to your continued service to the Company during the time periods specified.

     Your employment with the Company is "at will"; it is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice.

     The Company may terminate your employment under this Agreement, with or without Cause, at any time. In the event of a termination of your employment by the Company for a reason other than "Cause" (as defined below), your death or your "Disability" (as defined below), or a termination of your employment by you for a "Good Reason" (as defined below), provided that you execute and deliver a full general release of all known and unknown claims that you may then have against the Company arising out of or any way related to your employment or termination of employment with the Company, you will be entitled to receive the following: (i) a "Severance Payment" in an amount equal to twelve (12) months of your then current Base Salary, less applicable withholding, payable in accordance with the Company's regular payroll cycle and in equal installments over a twelve month period (the "Severance Period") commencing either immediately following the date of such termination of employment or a later date as you and the Company may agree is necessary or desirable; (ii) if you are covered under the Company's group health plan as of the date of termination of your employment and as a result of the termination of employment you suffer a loss of benefits under such group health plan, and you timely elect to continue group health benefits under applicable law (COBRA), the Company will reimburse you for any COBRA premiums you pay for COBRA coverage for the period from the date of termination of employment until the earlier of (A) the date on which you first become covered under another employer's group health plan, or (B) the date that is twelve (12) months after the date of termination of your employment (the "COBRA Payments"); (iii) an amount equal to the bonus that you would have earned for the then current fiscal year under your then applicable bonus plan if the Company's then current fiscal year were deemed ended (and you were deemed employed on but not after) the date of such termination and (iv) if such a termination of employment occurs before six months after the Start Date, 12.5% of the shares subject to then outstanding options held by you shall be fully vested and exercisable as of the date of termination of your employment; (v) if

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such a termination of employment occurs at least six months after the Start Date but before one year after the Start Date, vesting of 50% of the shares subject to then outstanding options held by you shall be fully vested and exercisable as of the date of termination of your employment; (vi) and if such a termination of employment occurs at least one year after the Start Date, 100% of then outstanding options held by you shall be fully vested and exercisable as of the date of termination of your employment.

     For the purposes of this Agreement, "Cause" shall mean the occurrence of one or more of the following: (1) your theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records; (2) your material failure to abide by the Company's code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (3) your unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, your willful improper use or disclosure of the Company's confidential or proprietary information); (4) any intentional act by you which has a material detrimental effect on the Company's reputation or business; (5) your repeated failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; or (6) your conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform your duties with the Company.

For the purposes of this Agreement, "Good Reason" shall mean the occurrence of one or more of the following without your consent:

     (a)  A material and adverse change in your duties or responsibilities;
     (b)  The Company's failure to pay your base salary or bonus when due;
     (c)  The Company's failure to grant you the stock options described above;
     (d) The Company's failure to grant you the restricted stock award described above after you have attained the performance goals which are a condition for receiving such grant (which conditions, as described above, shall be established by mutual agreement within thirty (30) days of the Start Date);
     (e) A relocation of your principal place of employment by more than 50 miles from your principal place of employment; or
     (f) The willful violation by the Company of any of its material obligations under this Agreement;

provided, that in each case Good Reason shall only exist if you have provided the Company with prompt written notice of your view that a "Good Reason" has occurred and your intention to resign for Good Reason, and the Company does not within thirty (30) days following receipt of such notice cure the adverse effect of the event that you have asserted to be "Good Reason" for termination.

For the purposes of this Agreement, "Disability" shall mean an illness, injury or other incapacitating condition as a result of which you are substantially unable to perform the services required to be performed under this letter agreement, with or without reasonable accommodation, for (i) one hundred twenty five (125) consecutive days (or, if longer, such period as is then required by law); or (ii) a period or periods aggregating more than one hundred eighty (180) days (or, if longer, such period as is then required by law) in any period of twelve (12) consecutive months.

     In the event of a "Change in Control" (as defined below) all the shares subject to then outstanding options held by you shall be fully vested and exercisable.

     For the purposes of this Agreement, "Change of Control" is defined as any one of the following occurrences:

     (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than a trustee or other fiduciary holding securities of Company under an employee benefit plan of Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of Company representing more than 50% of (A) the outstanding shares of common stock of Company or (B) the combined voting power of the Company's then-outstanding securities; or

     (b) The sale or disposition of all or substantially all of Company's assets (or any transaction having similar effect is consummated); or

     (c) Company is party to a merger or consolidation that results in the holders of voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; or

     (d) The dissolution or liquidation of Company.

     The Company and you hereby agree that all controversies, claims or disputes arising out of or relating to this Agreement, your employment and/or the termination of your employment shall be settled by binding arbitration. The costs of the arbitration shall be borne by the party who does not prevail in the dispute or as otherwise determined by the arbitrator(s) in their sole discretion.

     As a condition of your employment, you will be required to sign the Company's standard form of employee nondisclosure and assignment agreement, and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three days after the Start Date.

     This Agreement and the non-disclosure and stock option agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment with the Company, and they supersede all prior negotiations, representations or agreements between you and the Company. The provisions of this Agreement regarding "at will" employment may only be modified by a document signed by you and an authorized representative of the Company.

     Christopher, we look forward to working with you at the Company. Please sign and date this Agreement on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.


                                        Sincerely,

                                        Salon Media Group, Inc.


                                        By /s/ Conrad Lowry
                                           ----------------
                                           Conrad Lowry
                                           Chief Financial Officer and Secretary

     I agree to and accept employment with Salon Media Group, Inc. on the terms and conditions set forth in this Agreement.


     Date: June 6, 2006                 /s/  Chris Neimeth
                                        ------------------
                                        Christopher Neimeth